Exhibit 99.2

INVESTOR CONTACT:	MEDIA CONTACT:
Mike Neese	Sara Matheu
(847) 232-5894	(773) 580-3775
Michael.Neese@usfoods.com	Sara.Matheu@usfoods.com

US FOODS ANNOUNCES PRICING OF PRIVATE OFFERING OF $500 MILLION OF SENIOR UNSECURED NOTES

ROSEMONT, Ill. (BUSINESS WIRE) September 27, 2024 – US Foods Holding Corp. (NYSE: USFD) today announced that its wholly-owned subsidiary, US Foods, Inc. (“US Foods”), has priced the previously announced notes offering and has agreed to issue and sell $500 million aggregate principal amount of 5.75% senior unsecured notes due 2033 (the “Notes”).

US Foods intends to use the net proceeds of the Notes offering to repay a portion of the amounts outstanding under its term loan facility. The Notes will be the senior unsecured obligations of US Foods and will be guaranteed by all of US Foods’ existing and future wholly-owned domestic subsidiaries that guarantee US Foods’ obligations under its existing term loan credit facility. The closing of the sale of the Notes is scheduled for October 3, 2024, subject to customary closing conditions.

The Notes and the related guarantees thereof will be offered in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act, and outside the United States pursuant to Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act or any state securities laws and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes or any other securities, nor shall there be any sales of Notes or other securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No assurance can be made that the Offering will be consummated on its proposed terms or at all.

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